Exhibit 99.1

ACORDA THERAPEUTICS, INC. PRE-COMMENCEMENT RELEASE

10 March 2016 at 4:00 pm (EET) / 9:00 am (New York Time)

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO, JAPAN, AUSTRALIA, SOUTH AFRICA, HONG KONG OR IN ANY OTHER JURISDICTION IN WHICH THE TENDER OFFER WOULD BE PROHIBITED BY APPLICABLE LAW.

ACORDA THERAPEUTICS, INC. WILL COMMENCE THE VOLUNTARY PUBLIC TENDER OFFER FOR ALL OF THE ISSUED AND OUTSTANDING SHARES, AMERICAN DEPOSITARY SHARES, STOCK OPTIONS, SHARE UNITS AND WARRANTS IN BIOTIE THERAPIES CORP. ON 11 MARCH 2016

As announced on 19 January 2016, Acorda Therapeutics, Inc. (Nasdaq: ACOR) (“Acorda” or the “Offeror”) and Biotie Therapies Corp. (Nasdaq Helsinki: BTH1V;Nasdaq: BITI) (“Biotie” or the “Company”) have on 19 January 2016 entered into a Combination Agreement under which they agree to combine the operations of Acorda and Biotie. In order to effect the combination, Acorda will commence on 11 March 2016 a voluntary public tender offer (the “Tender Offer”) to purchase all of the issued and outstanding shares (“Shares”), American Depositary Shares (“ADSs”), stock options (“Option Rights”), share units (“Share Rights”) and warrants (“Warrants”) in Biotie that are not owned by Biotie or any of its subsidiaries (such Biotie securities, collectively, the “Equity Interests”).

The Finnish Financial Supervisory Authority has today approved the tender offer document relating to the Tender Offer (the “Tender Offer Document”). The acceptance period under the Tender Offer will commence on 11 March 2016 at 9:30 am (Finnish time) and expire on 8 April 2016 at 4 pm (Finnish time) (as such period may be extended, the “Offer Period”). The Offeror reserves the right to extend the Offer Period from time to time in accordance with the terms and conditions of the Tender Offer.

The offer price for each Share validly tendered in the Tender Offer will be EUR 0.2946 in cash, representing a premium of approximately 95 per cent compared to the closing price of the Biotie shares on Nasdaq Helsinki Ltd. (“Nasdaq Helsinki”) on 18 January 2016, the last trading day on Nasdaq Helsinki preceding the announcement of the Tender Offer, approximately 87 per cent compared to the 3 month volume-weighted average trading price on Nasdaq Helsinki prior to such announcement, and approximately 72 per cent compared to the 6 month volume-weighted average trading price on Nasdaq Helsinki prior to such announcement.

The offer price for each outstanding ADS validly tendered in the Tender Offer will be EUR 23.5680 in cash, payable in the equivalent amount of U.S. dollars determined as near to the payment date as reasonably practicable based on the U.S. dollar spot rate against the euro exchange rate on the nearest practicable day to the closing date of the Tender Offer. Using the 5-day average of the USD to EUR exchange rate prior to the announcement of the Tender Offer, this would be equivalent to 25.60 USD per ADS in cash and represent a premium of approximately 94 percent compared to the closing price of the Biotie ADSs on the Nasdaq Global Select Market (“Nasdaq US”) on 15 January 2016, the last trading day on the Nasdaq US preceding the announcement of the Tender Offer.

The offer prices for outstanding Option Rights validly tendered in the Tender Offer will be:

(i).	EUR 0.2846 in cash for each 2011 Option Right;

(ii).	EUR 0.2846 in cash for each 2014 Option Right;

(iii).	EUR 0.1326 in cash for each 2016 Option Right payable, at the option of the holder, in euros or the equivalent amount of U.S. dollars determined as near to the payment date as reasonably practicable based on the U.S. dollar spot rate against the euro exchange rate on the nearest practicable day to the closing date of the Tender Offer;

(iv).	EUR 0.2032 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.10;

(v).	EUR 0.1026 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.21;

(vi).	EUR 0.0386 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.28;

(vii).	EUR 0.0112 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.31; and,

(viii).	EUR 0.0100 in cash for each other Swiss Option Right.

The offer prices for outstanding Share Rights validly tendered in the Tender Offer are (i) EUR 0.2946 in cash for each 2011 Share Right, and (ii) EUR 0.2854 in cash for each 2014 Share Right, payable, in each case, at the option of the holder, in euros or the equivalent amount of U.S. dollars determined as near to the payment date as reasonably practicable based on the U.S. dollar spot rate against the euro exchange rate on the nearest practicable day to the applicable closing date.

The offer price for each outstanding Warrant validly tendered in the Tender Offer is EUR 0.1664 in cash.

Certain Biotie shareholders and ADS holders representing in total approximately 65 percent of the outstanding shares and votes in Biotie on a fully diluted basis have subject to certain customary conditions irrevocably undertaken to accept the Tender Offer, including all the holders of Biotie Warrants and members of the management team of Biotie.

After careful consideration, the board of directors of the Company has determined that the Combination Agreement and the transactions contemplated thereby, including the Tender Offer, are advisable, fair to and in the best interests of the Company and the holders of the Equity Interests. Accordingly, the board of directors of the Company has recommended that the holders of Equity Interests accept the Tender Offer and tender their Equity Interests to the Offeror in the Tender Offer.

In connection with such evaluation, the Board of Directors of Biotie considered numerous factors, including the opinion of Guggenheim Securities, LLC, dated January 19, 2016, to the Board of Directors of Biotie as to the fairness, from a financial point of view and as of such date, of the EUR 0.2946 per Share cash consideration to be received in the Tender Offer by the holders of Shares and ADSs (other than Acorda and its affiliates), which opinion was based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described therein.

Upon commencement of the Tender Offer, the Tender Offer Document will be available in Finnish at the branch offices of the cooperative bank belonging to the OP Financial Group or Helsinki OP Bank Plc and at Nasdaq Helsinki, Fabianinkatu 14, FI-00130 Helsinki, Finland. The Tender Offer Document will also be available in Finnish and English at the offices of the Offeror at Office of the Corporate Secretary, 420 Saw Mill River Road, Ardsley, NY, 10502 and on the internet at www.op.fi/merkinta, http://ir.acorda.com/investors/Biotie-Therapies-Tender-Offer/default.aspx and www.biotie.com/sijoittajat.

After commencement of the Tender Offer, most Finnish book-entry account operators will send a notification of the Tender Offer, including instructions and the acceptance form for Shares, to their customers who are registered as shareholders in the shareholders’ register of the Company maintained by Euroclear Finland Ltd. (“Euroclear”). Shareholders who do not receive such notification from their account operator or asset manager can contact any branch office of the cooperative banks belonging to the OP Financial Group or Helsinki OP Bank Plc where such shareholders will receive necessary information.

After commencement of the Tender Offer, a shareholder in the Company who is registered as a shareholder in the shareholders’ register of the Company and who wishes to accept the Tender Offer shall submit a properly completed and duly executed acceptance form to the account operator managing the shareholder’s book-entry account in accordance with its instructions and within the time limit set by the account operator, which may be prior to the expiry of the Offer Period, or, if such account operator does not accept acceptance forms (e.g. Euroclear), such shareholder shall contact any branch office of the cooperative banks belonging to the OP Financial Group or Helsinki OP Bank Plc to receive necessary information. The acceptance form will be available upon commencement of the Tender Offer and must be submitted so that it is received on or before the expiry of the Offer Period, subject to and in accordance with the instructions of the relevant account operator.

Holders of ADSs may tender their ADSs during the Offer Period by taking, or causing to be taken, the necessary actions described in the Tender Offer Document on or before the expiry of the Offer Period.

The acceptance procedure for Option Rights, Share Rights and Warrants depends on whether such Equity Interests are in book-entry form or certificated. All 2011 Option Rights, the 2014 Option Rights in the 2014A tranche and all Warrants (“Uncertificated Equity Instruments”) are registered in the Finnish book-entry securities system. The 2014 Option Rights in the 2014B, 2014C, 2014D and 2014M tranches, all 2016 Option Rights, all Swiss Option Rights, all 2011 Share Rights and all 2014 Share Rights (“Certificated Equity Instruments”) are certificated and have not been registered in the Finnish book-entry securities system.

After commencement of the Tender Offer, most of the Finnish book-entry account operators will send a notification of the Tender Offer, including instructions and an acceptance form for Uncertificated Equity Instruments to their customers who are holders of Uncertificated Equity Instruments. A holder of Uncertificated Equity Instruments who wishes to accept the Tender Offer shall submit a properly completed and duly executed acceptance form for Uncertificated Equity Instruments to the account operator managing the holder’s book-entry account in accordance with its instructions and within the time limit set by the account operator, which may be prior to the expiry of the Offer Period, or, if such account operator does not accept acceptance forms (e.g. Euroclear), such holder of Uncertificated Equity Instruments shall contact any branch office of the cooperative banks belonging to the OP Financial Group or Helsinki OP Bank Plc to receive necessary information. The acceptance form will be available upon commencement of the Tender Offer and must be submitted so that it is received before expiry of the Offer Period, subject to and in accordance with the instructions of the relevant account operator.

A holder of Certificated Equity Instruments may only accept the Tender Offer in respect of Certificated Equity Instruments registered in his or her name in the Company’s register for such Certificated Equity Instruments on the date of acceptance of the Tender Offer. A holder of Certificated Equity Instruments must have a cash account in a financial institution operating in Finland or abroad. After commencement of the Tender Offer, Pohjola Bank will send a notification of the Tender Offer, including instructions and an acceptance form for Certificated Equity Instruments, to all holders of Certificated Equity Instruments who are registered during the Offer Period in the registry of holders of Certificated Equity Instruments held by the Company.

Holders of Certificated Equity Instruments or Uncertificated Equity Instruments who do not receive such information from their account operator, asset manager or Pohjola Bank can contact the call service of OP Financial Group at (+358) (0) 100 0500 for assistance.

A shareholder or holder of Uncertificated Equity Instruments in the Company whose Shares or Uncertificated Equity Instruments are registered in the name of a nominee and who wishes to accept the Tender Offer shall effect such acceptance in accordance with the nominee’s instructions.

The completion of the Tender Offer is subject to the satisfaction of the conditions described under Section 4.2 of the Tender Offer Document. The Tender Offer is not subject to a financing condition. The Offeror reserves the right to waive any conditions to completion of the Tender Offer.

The Offeror will announce the preliminary result of the Tender Offer on the first (1st) Finnish banking day following the expiry of the Offer Period or, if applicable, the extended Offer Period and will announce the final result on or about the third (3rd) Finnish banking day following the expiry of the Offer Period or, if applicable, the extended Offer Period. The announcement of the preliminary result will confirm (i) the initial percentage of the Shares and Option Rights that have been validly tendered and not properly withdrawn and (ii) whether the Offeror will complete the Tender Offer and accept the Equity Interests tendered into the Tender Offer.

The detailed terms and conditions that will apply upon commencement of the Tender Offer have been enclosed in their entirety as an annex to this release (Annex 1).

Lazard, MTS Health Partners and J.P. Morgan Securities LLC are serving as financial advisors, and Kirkland & Ellis LLP,
Roschier Attorneys Ltd., Covington & Burling LLP and Jones Day LLP are serving as legal advisors to Acorda in connection with the tender offer. Guggenheim Securities is serving as Biotie Therapies’ financial advisor, and Davis Polk & Wardwell LLP and Hannes Snellman Attorneys Ltd. are serving as Biotie’s legal advisors. Pohjola Capital Markets Financing department of Pohjola Bank plc acts as the arranger of the Tender Offer.

10 March 2016

ACORDA THERAPEUTICS, INC.

Annex 1: Terms and conditions of the Tender Offer

FURTHER INFORMATION

For further information, please contact:

Felicia Vonella, Investor relations

Tel. + 1 914 326 5146, e-mail: fvonella@acorda.com

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biotechnology company focused on developing therapies that restore function and improve the lives of people with neurological disorders.

Acorda has an industry leading pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease, epilepsy, post-stroke walking deficits, migraine, and multiple sclerosis. Acorda markets three FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

For more information, please visit www.acorda.com.

About Biotie Therapies

Biotie is a specialized drug development company focused on products for neurodegenerative and psychiatric disorders. Biotie’s development has delivered Selincro (nalmefene) for alcohol dependence,

which received European marketing authorization in 2013 and is currently being rolled out across Europe by partner H. Lundbeck A/S. The current development products include tozadenant for Parkinson’s disease, which is in Phase 3 development, and two additional compounds which are in Phase 2 development for cognitive disorders including Parkinson’s disease dementia, and primary sclerosing cholangitis (PSC), a rare fibrotic disease of the liver.

For more information, please visit www.biotie.com.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to complete the Biotie transaction on a timely basis or at all; the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie’s operations and Civitas’ operations, respectively, into our operations; we may need to raise additional funds to finance our expanded operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including CVT-301, Plumiaz, or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market CVT-301, Plumiaz, any other products under development, or the products that we would acquire if we complete the Biotie transaction; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain and maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

Additional Information

The Tender Offer described in this release has not yet commenced, and this release is neither an offer to purchase nor a solicitation of an offer to sell securities. On the date the Tender Offer is commenced, we will file with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO. Investors and holders of Biotie equity securities are strongly advised to read the tender offer statement, including the offer to purchase, letter of transmittal, acceptance forms and other related tender offer documents and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Biotie with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov upon the commencement of the Tender Offer. In addition, a copy of the Tender Offer Document and related documents may be obtained upon commencement of the Tender Offer free of charge by directing a request to us at www.acorda.com or Office of the Corporate Secretary, 420 Saw Mill River Road, Ardsley, New York 10502.

In addition to the Schedule TO, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

THE TENDER OFFER WILL NOT BE MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE EITHER AN OFFER OR PARTICIPATION THEREIN IS PROHIBITED BY APPLICABLE LAW OR WHERE ANY TENDER OFFER DOCUMENT OR REGISTRATION OR OTHER REQUIREMENTS WOULD APPLY IN ADDITION TO THOSE UNDERTAKEN IN FINLAND AND THE UNITED STATES.

IN ADDITION, THE TENDER OFFER DOCUMENT, THE RELATED DOCUMENTS AND THIS RELEASE WILL NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW. IN PARTICULAR, THE TENDER OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, CANADA, JAPAN, AUSTRALIA, SOUTH AFRICA OR HONG KONG. THE TENDER OFFER CANNOT BE ACCEPTED BY ANY SUCH USE, MEANS OR INSTRUMENTALITY OR FROM WITHIN CANADA, JAPAN, AUSTRALIA, SOUTH AFRICA OR HONG KONG.

This release is for informational purposes only and does not constitute a tender offer document or an offer, solicitation of an offer or an invitation to a sales offer. Potential investors in Finland shall accept the Tender Offer only on the basis of the information provided in the tender offer document once approved by the Finnish Financial Supervisory Authority and related materials.

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

Annex 1:

1	TERMS AND CONDITIONS OF THE TENDER OFFER

1.1	Terms of the Tender Offer

Object of the Tender Offer. Through the Tender Offer, the Offeror offers to acquire all of the Equity Interests in the Company that are not held by the Company or any of its subsidiaries, on the terms and subject to the conditions set forth below.

According to the terms and conditions of the 2011 Option Rights, 2014 Option Rights and 2016 Option Rights as well as the 2011 Share Rights and 2014 Share Rights, such Option Rights and Share Rights are not freely transferable. The Board of Directors of the Company may, however, permit the transfer of the Option Rights and Share Rights before such date, and, under the Combination Agreement, the Board of Directors of the Company has undertaken to grant such permission to the holders of Option Rights and Share Rights to transfer their Option Rights and Share Rights to the Offeror by accepting the Tender Offer and tendering the Option Rights into the Tender Offer in accordance with the terms and conditions of the Tender Offer. The Board of Directors of the Company has granted the permission to transfer the Option Rights and Share Rights in connection with the Tender Offer.

According to the terms and conditions of the Swiss Option Rights, such Option Rights are not freely transferable without the consent of the board of directors of Biotie Therapies AG, a wholly-owned subsidiary of Biotie. The Board of Directors of the Company has undertaken to cause Biotie Therapies AG to grant such consent to holders of the Swiss Option Rights who accept the Tender Offer and tender their Swiss Option Rights in accordance with the terms and conditions of the Tender Offer. The Board of Directors of Biotie Therapies AG has granted the consent in question.

Offer Price. The offer price for each outstanding Share validly tendered in accordance with the terms and conditions of the Tender Offer is EUR 0.2946 in cash (the “Share Offer Price”).

The offer price for each outstanding ADS validly tendered in accordance with the terms and conditions of the Tender Offer is EUR 23.5680 in cash (the “ADS Offer Price”), payable in the equivalent amount of U.S. dollars determined as near to the payment date as reasonably practicable based on the U.S. dollar spot rate against the euro exchange rate on the nearest practicable day to the day when the Tender Offer is consummated and all Equity Interests validly tendered and not withdrawn have been transferred to the Offeror (the date of each such transfer, a “Closing Date”). For the avoidance of doubt, holders of ADSs who validly tender their ADSs in accordance with the terms and conditions of the Tender Offer will not be entitled to any consideration for their ADSs (including the Shares underlying such ADSs) other than the ADS Offer Price.

The offer prices for outstanding Option Rights validly tendered in accordance with the terms and conditions of the Tender Offer are as follows:

(i)	EUR 0.2846 in cash for each 2011 Option Right;

(ii)	EUR 0.2846 in cash for each 2014 Option Right;

(iii)	EUR 0.1326 in cash for each 2016 Option Right;

(iv)	EUR 0.2032 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.10;

(v)	EUR 0.1026 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.21;

(vi)	EUR 0.0386 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.28;

(vii)	EUR 0.0112 in cash for each Swiss Option Right with a per Share subscription price of CHF 0.31; and

(viii)	EUR 0.0100 in cash for each other Swiss option right.

(The Option Right offer prices set forth in items (i) – (viii) above jointly referred to as the “Option Right Offer Price”.)

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

The offer prices for outstanding Share Rights validly tendered in accordance with the terms and conditions of the Tender Offer are as follows:

(i)	EUR 0.2946 in cash for each 2011 Share Right; and

(ii)	EUR 0.2854 in cash for each 2014 Share Right.

(The Share Right offer prices set forth in items (i) – (ii) above jointly referred to as the “Share Right Offer Price”.)

The offer price for each outstanding Warrant validly tendered in accordance with the terms and conditions of the Tender Offer is EUR 0.1664 in cash (the “Warrant Offer Price”).

The offer price payable to holders of 2016 Option Rights, 2011 Share Rights and 2014 Share Rights will, at the option of the holder, be payable in euros or the equivalent amount of U.S. dollars determined as near to the payment date as reasonably practicable based on the U.S. dollar spot rate against the euro exchange rate on the nearest practicable day to the applicable Closing Date.

The Share Offer Price, ADS Offer Price, Option Right Offer Price, Share Right Offer Price and Warrant Offer Price are collectively referred to as the “Offer Price”.

The Offer Price will be paid in each case without interest and less any applicable withholding taxes (in the United States, see Section 1.13 – “Material United States Federal Income Tax Consequences”).

Offer Period. The Offer Period commences on 11 March 2016 at 9:30 a.m. (Finnish time) / 2:30 a.m. (New York City time) and expires on 8 April 2016 at 4:00 p.m. (Finnish time) / 9:00 a.m. (New York City time), unless the Offer Period is extended as set forth below.

Subject to the following paragraph, if at the scheduled expiration time of the Offer Period any of the Conditions to Completion are not satisfied, the Offeror will extend the Offer Period for additional periods not exceeding two (2) weeks each in accordance with these terms and conditions and, in each case, subject to compliance with applicable Finnish and United States legal requirements.

The maximum duration of the Offer Period is ten (10) weeks as required by Finnish law. However, if any of the Conditions to Completion has not been fulfilled due to a particular obstacle, the Offeror may extend the Offer Period beyond ten (10) weeks until such obstacle has been removed and until all Conditions to Completion have been satisfied. In no event is the Offeror required to extend the Tender Offer beyond June 19, 2016.

U.S. tender offer rules require that the Offeror extend the Tender Offer if the Offeror intends to materially change the Tender Offer within ten U.S. business days of the then-scheduled Expiration Date, so that the Tender Offer will expire no less than ten U.S. business days after the publication of the material change.

The Offeror reserves the right to initiate a Subsequent Offer Period in connection with the announcement of the final results with respect to the Offer Period if the Tender Offer shall have been announced to be unconditional at that time (such subsequent offer period, the “Subsequent Offer Period”). See Section 1.11—“Subsequent Offer Period.”

If the Offer Period is extended the Offeror will make a public announcement of the extension by a stock exchange release at or before 4:00 p.m. (Finnish time) / 9:00 a.m. (New York City time) on 11 April 2016. The Offeror will give notice of any further extension of the Tender Offer, at the latest on the first Finnish banking day following what would have been, but for such extension, the Expiration Date or end of any Subsequent Offer Period, as applicable, at or before 4:00 p.m. (Finnish time) / 9:00 a.m. (New York City time).

1.2	Conditions to Completion of the Tender Offer

The obligation of the Offeror to accept for payment the Equity Interests validly tendered and not withdrawn during the Offer Period will be subject to the fulfilment or, to the extent permitted by applicable law, waiver by the Offeror of the following conditions on or prior to the date of the Offeror’s announcement of the preliminary result with respect to the Offer Period (“Conditions to Completion”):

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

(a)	the valid tender of outstanding Shares (including outstanding Shares represented by validly tendered ADSs and validly tendered Warrants) representing, together with any outstanding Shares (including outstanding Shares represented by ADSs and Warrants) otherwise acquired by the Offeror, more than 90 percent of the issued and outstanding Shares and voting rights of the Company, calculated on a fully diluted basis and otherwise in accordance with Chapter 18 Section 1 of the Finnish Limited Liability Companies Act (the “Minimum Condition”) (as used in this paragraph, “fully diluted basis” means an equation in which the numerator represents the aggregate number of outstanding Shares (including outstanding Shares represented by ADSs) and Warrants that have been validly tendered or otherwise acquired by the Offeror and the denominator represents the aggregate number of all outstanding Shares (including outstanding Shares represented by ADSs) and Warrants, as well as Shares issuable upon the vesting and exercise of those Option Rights and Share Rights that have not been validly tendered into the Tender Offer or otherwise acquired by the Offeror);

(b)	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act (as discussed in Section 1.16—“Certain Legal Matters; Regulatory Approvals; Description of SEC Relief,” such waiting period expired on February 16, 2016);

(c)	no Material Adverse Effect (as defined below) having occurred in the Company after January 19, 2016;

(d)	the Offeror not, after January 19, 2016, having received information previously undisclosed to it that describes a Material Adverse Effect to the Company that occurred prior to January 19, 2016;

(e)	no information made public by the Company or disclosed by the Company to the Offeror being materially inaccurate, incomplete, or misleading, and the Company not having failed to make public any information that should have been made public by it under applicable laws, including without limitation the rules of Nasdaq Helsinki and Nasdaq US, provided that, in each case, the information made public, disclosed or not disclosed or the failure to disclose information constitutes a Material Adverse Effect to the Company;

(f)	no court or regulatory authority of competent jurisdiction (including without limitation the FSA or the SEC) having given an order or issued any regulatory action preventing or enjoining the completion of the Tender Offer;

(g)	the Board of Directors of the Company having issued its recommendation for the Tender Offer and the recommendation remaining in force and not being modified or changed in a manner detrimental to the Offeror; and

(h)	the Combination Agreement not having been terminated and remaining in force and no event having occurred that, with the passage of time, would give the Offeror the right to terminate the Combination Agreement under specified sections of the Combination Agreement that give the Offeror the right to terminate the Combination Agreement in response to a breach of the agreement by the Company.

Fulfillment of the Conditions to Completion, including fulfillment of the Minimum Condition, will be determined on the next Finnish banking day after the Expiration Date, based on the preliminary results with respect to the Offer Period then available. Such results may be subject to change based on a finalization count, which will be available on the third (3rd) Finnish banking day after the Expiration Date. However, no such change will impact fulfillment of the Conditions to Completion.

“Material Adverse Effect” means

(a)	any divestment or reorganization of any material part or asset of the Company or its subsidiaries or any recapitalization thereof; or

(b)

any event, condition, circumstance, development, occurrence, change, effect or fact (any such item an “Effect”) that individually or in the aggregate, has, results in or would reasonably be expected to have or result in a material adverse effect on the (i) business, assets, condition (financial or otherwise) or results of operations, of the Company and its subsidiaries, taken as a whole, excluding any Effect resulting from (A) changes in the financial or securities markets, or economic, political or regulatory conditions generally,

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

except to the extent such change has a disproportionate effect on the Company relative to other industry participants, (B) changes in IFRS or changes in the regulatory accounting requirements applicable to any industry in which the Company and its subsidiaries operate, except to the extent such change has a disproportionate effect on the Company relative to other industry participants, (C) changes (including changes of applicable law) or conditions generally affecting the industry in which the Company and its subsidiaries operate, except to the extent such change has a disproportionate effect on the Company relative to other industry participants, (D) acts of war, sabotage or terrorism or natural disasters, except to the extent such change has a disproportionate effect on the Company relative to other industry participants, (E) the announcement or pendency of the transactions contemplated by, or the performance of obligations under, the Combination Agreement, including but not limited to any loss of or change in relationships between the Company or any of its subsidiaries and any customer, supplier, distributor, business partner, employee, similar party, governmental authority or any other persons and any shareholder or derivative litigation relating to the execution and performance of the Combination Agreement or the announcement or the anticipated consummation of the transactions contemplated thereby (it being understood that this clause (E) shall not apply with respect to a representation or warranty contained in the Combination Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Combination Agreement or the consummation, announcement or pendency of the transactions contemplated by, or the performance of obligations under, the Combination Agreement), (F) any failure by the Company and its subsidiaries to meet any internal, published or third-party budgets, projections, forecasts or predictions of financial performance for any period (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in or contributed to a Material Adverse Effect), (G) any action taken (or omitted to be taken) at the express request of the Offeror, (H) any action taken by the Company or any of its subsidiaries that is required or expressly contemplated by the Combination Agreement, (I) the results of any pre-clinical or clinical testing sponsored by the Company, any of its competitors or any of their respective collaboration partners or the increased incidence or severity of any previously identified side effects, adverse events or safety observations, or reports of new side effects, adverse events or safety observations, with respect to any products or product candidates of the Company or any of its competitors (but not, in each case, the underlying cause of such results, side effects, adverse events or safety observations to the extent such cause related to any Specified Event (as defined below)) (and, it being understood that this clause (I) shall not apply with respect to a representation or warranty contained in the Combination Agreement to the extent that both (A) the purpose of such representation or warranty is to address the conduct of pre-clinical or clinical testing sponsored by the Company or any of its collaboration partners or any products or product candidates of the Company and (B) as January 19, 2016, to the knowledge of the Company, the Effect that would otherwise be excluded by this clause (I) has occurred), (J) the effect of the continued incurrence by the Company of net losses (provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in or contributed to a Material Adverse Effect), or (K) a change in the price and/or trading volume of the Shares or ADSs on Nasdaq Helsinki, Nasdaq US or any other exchange or market on which they trade or are quoted for purchase and sale (provided that the exception in this clause (K) shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in or contributed to a Material Adverse Effect), or (ii) ability of the Company to consummate the transactions contemplated hereby.

“Specified Event” means an event where the Company, U.S. Food and Drug Administration, European Medicines Agency or any Institutional Review Board or Data Safety Monitoring Board terminates or suspends, or recommends that the sponsor terminates or suspends, a tozadenant clinical trial for safety reasons.

The Offeror reserves the right to waive any of the Conditions to Completion that have not been satisfied, subject to compliance with applicable law (including U.S. tender offer rulers that require the Tender Offer remain open for at least five U.S. business days from the date of any waiver of a material Condition to Completion).

The Offeror can only invoke a condition set forth in the Conditions to Completion to cause the withdrawal of the Tender Offer if the nonfulfillment of the condition has a material impact on the Offeror from the perspective of the anticipated acquisition as referred to in the Finnish Financial Supervisory Authority’s recommendations and guidelines 9/2013 (Takeover bid and the obligation to launch a bid).

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

The Offeror will announce the fulfilment of the Conditions to Completion or the decision to waive any of the Conditions to Completion that have not been satisfied by a stock exchange release on the first business day following the Expiration Date at or before 4 pm (Finnish time)/ 9 am (New York time).

1.3	Obligation to Increase the Tender Offer or to Pay Compensation

If the Offeror or any party referred to in Chapter 11, Section 5 of the Finnish Securities Market Act acquires, before the expiry of the Offer Period, any Equity Interests at a higher price than the applicable Offer Price or otherwise on terms that are more favorable than those of the Tender Offer, the Offeror must according to Chapter 11, Section 25 of the Finnish Securities Market Act amend the terms and conditions of the Tender Offer to correspond to such acquisition on more favorable terms (obligation to increase the offer). The Offeror shall then, without delay, make public the triggering of such obligation to increase the offer and pay to all holders of Equity Interests accepted for payment pursuant to the Tender Offer, whether or not such Equity Interests were tendered prior to such increase, the difference between the higher price and the price initially offered in the Tender Offer.

If the Offeror or any party referred to in Chapter 11, Section 5 of the Finnish Securities Market Act acquires, during the nine (9) months following the expiry of the Offer Period, any Equity Interests at a higher price than the applicable Offer Price or otherwise on terms that are more favorable than those of the Tender Offer, the Offeror must according to Chapter 11, Section 25 of the Finnish Securities Market Act compensate those holders of securities who have accepted the Tender Offer for the amount equal to the difference between such acquisition on more favorable terms and the consideration offered in the Tender Offer (obligation to compensate). The Offeror shall then, without delay, make public the triggering of such obligation to compensate and pay the difference between the acquisition on more favorable terms and the consideration offered in the Tender Offer within one month after the triggering of the obligation to compensate to the holders of securities who have accepted the Tender Offer. According to Chapter 11, Section 25, Subsection 5 of the Finnish Securities Market Act, such obligation to compensate will not, however, be triggered in case the payment of a higher price than the applicable Offer Price is based on an arbitral award pursuant to the Finnish Companies Act, including an award issued in a Subsequent Compulsory Redemption, provided that the Offeror or any party referred to in Chapter 11, Section 5 of the Finnish Securities Market Act has not offered to acquire Equity Interests on terms that are more favorable than those of the Tender Offer before or during the arbitral proceedings.

Prior to the expiration of the Tender Offer, the Offeror, the managers of the Offeror and their respective affiliates are prohibited by Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), from directly or indirectly purchasing or arranging to purchase any of the Equity Interests outside of the Tender Offer, except pursuant to certain limited exceptions provided therein. Following the expiration of the Tender Offer, and subject to applicable law, the Offeror expressly reserves the absolute right, in its sole discretion from time to time in the future, to purchase any Equity Interests, whether or not any Equity Interests are purchased pursuant to the Tender Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration.

1.4	Acceptance Procedure of the Tender Offer

Holders of Equity Interests may only accept the Tender Offer unconditionally (subject to the withdrawal rights set forth in Section 1.5—“Withdrawal Rights”). Acceptance given during the Offer Period is effective through the Expiration Date.

Shares

The Tender Offer must be accepted separately for each book-entry account. A shareholder of the Company must have a cash account in a financial institution operating in Finland or abroad. A shareholder may only accept the Tender Offer for every Share on the book-entry account specified in the acceptance forms and attached instructions (such acceptance forms and attached instructions, the “Acceptance Forms”) for Shares on the date of the execution of the sale and purchase of the Shares and partial acceptances of the Tender Offer will require separate book-entry accounts.

Most Finnish book-entry account operators will send a notification of the Tender Offer, including instructions and the Acceptance Form for Shares to their customers who are registered as shareholders in the shareholders’ register of the

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

Company maintained by Euroclear Finland Ltd. (“Euroclear”). Shareholders who do not receive such notification from their account operator or asset manager can contact any branch office of the cooperative banks belonging to the OP Financial Group or Helsinki OP Bank Plc where such shareholders will receive necessary information and instructions on how to give their acceptance.

A shareholder in the Company whose Shares are registered in the name of a nominee and who wishes to accept the Tender Offer shall effect such acceptance in accordance with the nominee’s instructions.

Pledged Shares may only be tendered with the consent of the relevant pledgee. The obtaining of such consent shall be the responsibility of the relevant shareholder in the Company. The consent by the pledgee shall be delivered in writing to the account operator.

A shareholder in the Company who is registered as a shareholder in the shareholders’ register of the Company and who wishes to accept the Tender Offer shall submit a properly completed and duly executed Acceptance Form to the account operator managing the shareholder’s book-entry account in accordance with its instructions and within the time limit set by the account operator, which may be prior to the expiry of the Offer Period, or, if such account operator does not accept Acceptance Forms (e.g. Euroclear), such shareholder shall contact any branch office of the cooperative banks belonging to the OP Financial Group or Helsinki OP Bank Plc to give his/her acceptance to tender the Shares. The Acceptance Form shall be submitted so that it is received on or before the Expiration Date, subject to and in accordance with the instructions of the relevant account operator. In the event of a Subsequent Offer Period, the Acceptance Form shall be submitted so that it is received during the Subsequent Offer Period, subject to and in accordance with the instructions of the relevant account operator.

The method of delivery of the Acceptance Form for Shares is at the shareholder’s option and risk, and the delivery will be deemed made only when actually received by such account operator or cooperative bank belonging to the OP Financial Group or Helsinki OP Bank Plc. The Offeror may also reject any partial tender of the Shares. The Offeror reserves the right to reject any acceptance given in an incorrect or incomplete manner.

By accepting the Tender Offer, the shareholders of the Company authorize Pohjola Bank or a party authorized by Pohjola Bank or the account operator managing the shareholder’s book-entry account to enter a transfer restriction or a sales reservation on the shareholder’s book-entry account after the shareholder has delivered their acceptance of the Tender Offer. In addition, the shareholders who have accepted the Tender Offer authorize Pohjola Bank or a party authorized by Pohjola Bank or the account operator managing the shareholder’s book-entry account to perform the necessary entries and to take all other actions required to technically execute the Tender Offer and to sell all the Shares owned by such shareholder at the time of the execution trades under the Tender Offer to the Offeror in accordance with the terms and conditions of the Tender Offer.

A shareholder that has validly accepted the Tender Offer and that has not properly withdrawn its acceptance in accordance with the terms and conditions of the Tender Offer may not sell or otherwise dispose of its tendered Shares. A transfer restriction in respect of the Shares will be registered in the relevant book-entry account after a shareholder has submitted the Acceptance Form for the Tender Offer. If the Tender Offer is not completed or if the tender is properly withdrawn by the shareholder in accordance with the terms and conditions of the Tender Offer, the transfer restriction registered on the tendered Shares in the relevant book-entry account will be removed as soon as possible and within approximately three (3) Finnish banking days following the announcement that the Tender Offer will not be completed or the receipt of a notice of withdrawal in accordance with the terms and conditions of the Tender Offer.

ADSs

Holders of ADSs may tender their ADSs by taking, or causing to be taken, the following actions on or prior to the Expiration Date or end of any Subsequent Offer Period, as applicable:

•	a book-entry transfer of their ADSs into the account of Computershare Trust Company, N.A., in its capacity as depositary for the Tender Offer (the “Depositary”) at The Depository Trust Company (“DTC”), pursuant to the procedures described below;

•	the delivery to the Depositary at one of its addresses set forth on the back cover of this Tender Offer Document of either:

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

(i)	an Agent’s Message (as defined below); or

(ii)	a properly completed and duly executed Letter of Transmittal for ADSs (the “Letter of Transmittal”), or a facsimile copy with an original manual signature, with any required signature guarantees; and

•	delivery to the Depositary at one of its addresses set forth on the back cover of this Tender Offer Document of any other documents required by the Letter of Transmittal.

There are no guaranteed delivery procedures and holders of ADSs may not accept the Tender Offer by delivering a notice of guaranteed delivery.

An “Agent’s Message” delivered in lieu of the Letter of Transmittal is a message transmitted by DTC to, and received by, the Depositary as part of a confirmation of a book-entry transfer. The message states that DTC has received an express acknowledgment from the DTC participant tendering ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Within two (2) business days after the date of this Tender Offer Document, the Depositary will establish and maintain an account at DTC with respect to ADSs for purposes of this Tender Offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of ADSs by causing DTC to transfer such ADSs into the account of the Depositary in accordance with DTC’s procedure for the transfer.

ADSs held in “street name.” If the beneficial owner of ADSs is not the registered holder of such ADSs but holds such ADSs in “street name” through a broker, bank or custodian, such beneficial owner should contact the broker, bank or custodian through which such ADSs are held to discuss the appropriate procedures for tendering.

Signature Guarantees. In general, signatures on the Letter of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”). However, signature guarantees are not required in cases where ADSs are tendered:

•	by a registered holder of ADSs who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or

•	for the account of an Eligible Institution.

Delivery of Tendered ADSs. The method of delivery of ADSs, the Letter of Transmittal and all other required documents is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by confirmation of such transfer). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Payment for Tendered ADSs. The cash consideration for ADSs will be payable in U.S. dollars calculated by using the open market spot exchange rate for the U.S. dollar to euro on the nearest practicable day to the applicable Closing Date.

Option Rights, Share Rights and Warrants

The acceptance procedure for Option Rights, Share Rights and Warrants depends on whether such Equity Interests are in book-entry form or certificated. All 2011 Option Rights, the 2014 Option Rights in the 2014A tranche and all Warrants (“Uncertificated Equity Instruments”) are registered in the Finnish book-entry securities system. The 2014 Option Rights in the 2014B, 2014C, 2014D and 2014M tranches, all 2016 Option Rights, all Swiss Option Rights, all 2011 Share Rights and all 2014 Share Rights (“Certificated Equity Instruments”) are certificated and have not been registered in the Finnish book-entry securities system.

Uncertificated Equity Instruments. Uncertificated Equity Instruments comprise all 2011 Option Rights, the 2014 Option Rights in the 2014A tranche and all Warrants. The Tender Offer must be accepted separately for each type of Uncertificated Equity Instrument and, if such Uncertificated Equity Instruments are held in more than one book-entry account, separately for each book-entry account. A holder of Uncertificated Equity Instruments may only accept the

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

Tender Offer for every Uncertificated Equity Instrument on the book-entry account specified in the Acceptance Form for Uncertificated Equity Instruments on the date of the execution of the sale and purchase of the Uncertificated Equity Instruments. A holder of Uncertificated Equity Instruments must have a cash account in a financial institution operating in Finland or abroad.

Most of the Finnish book-entry account operators will send a notification of the Tender Offer, including instructions and an Acceptance Form for Uncertificated Equity Instruments to their customers who are holders of Uncertificated Equity Instruments. Holders of Uncertificated Equity Instruments who do not receive such notification from their account operator or asset manager can contact the call service of OP Financial Group at (+358) (0) 100 0500 for assistance where such holders of Uncertificated Equity Instruments will receive necessary information and instructions on how to give their acceptance.

Holders of Uncertificated Equity Instruments whose holdings are registered in the name of a nominee and who wish to accept the Tender Offer shall effect such acceptance in accordance with the nominee’s instructions.

Pledged Uncertificated Equity Instruments may only be tendered with the consent of the relevant pledgee. The obtaining of such consent shall be the responsibility of the relevant holder of Uncertificated Equity Instruments. The consent by the pledgee shall be delivered in writing to the account operator.

A holder of Uncertificated Equity Instruments who wishes to accept the Tender Offer shall submit a properly completed and duly executed Acceptance Form for Uncertificated Equity Instruments to the account operator managing the holder’s book-entry account in accordance with its instructions and within the time limit set by the account operator, which may be prior to the expiry of the Offer Period, or, if such account operator does not accept Acceptance Forms (e.g. Euroclear), such holder of Uncertificated Equity Instruments shall contact any branch office of the cooperative banks belonging to the OP Financial Group or Helsinki OP Bank Plc to give his/her acceptance to tender the Uncertificated Equity Instruments. The Acceptance Form shall be submitted so that it is received during the Offer Period or, if the Offer Period has been extended, during such extended Offer Period, subject to and in accordance with the instructions of the relevant account operator. In the event of a Subsequent Offer Period, the Acceptance Form shall be submitted so that it is received during the Subsequent Offer Period, subject to and in accordance with the instructions of the relevant account operator.

The method of delivery of Acceptance Forms is at the option and risk of the holder of Uncertificated Equity Instruments, and the delivery will be deemed made only when actually received by such account operator or cooperative bank belonging to the OP Financial Group or Helsinki OP Bank Plc. The Offeror reserves the right to reasonably reject any acceptance given in an incorrect or incomplete manner.

By accepting the Tender Offer, the holder of Uncertificated Equity Instruments authorizes Pohjola Bank or a party authorized by Pohjola Bank or the account operator managing the holder’s book-entry account to enter a transfer restriction or a sales reservation after the holder of Uncertificated Equity Instruments has delivered its acceptance of the Tender Offer. In addition, the holder of Uncertificated Equity Instruments who has accepted the Tender Offer authorizes Pohjola Bank or a party authorized by Pohjola Bank or the account operator managing the holder’s book-entry account to perform the necessary entries and to all other actions required to technically execute the Tender Offer and to sell all the Uncertificated Equity Instruments owned by such holder of Uncertificated Equity Instruments at the time of the execution trades under the Tender Offer to the Offeror in accordance with the terms and conditions of the Tender Offer.

A holder of Uncertificated Equity Instruments that has validly accepted the Tender Offer and that has not properly withdrawn its acceptance in accordance with the terms and conditions of the Tender Offer may not sell or otherwise dispose of its tendered Uncertificated Equity Instruments. A transfer restriction in respect of the Uncertificated Equity Instruments will be registered in the relevant book-entry account after a holder of Uncertificated Equity Instruments has submitted the Acceptance Form for the Tender Offer. If the Tender Offer is not completed or if the tender is properly withdrawn by the holder of Uncertificated Equity Instruments in accordance with the terms and conditions of the Tender Offer, the transfer restriction registered on the tendered Uncertificated Equity Instruments in the relevant book-entry account will be removed as soon as possible and within approximately three (3) Finnish banking days following the announcement that the Tender Offer will not be completed or the receipt of a notice of withdrawal in accordance with the terms and conditions of the Tender Offer.

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

Certificated Equity Instruments. Certificated Equity Instruments comprise the 2014 Option Rights in the 2014B, 2014C, 2014D and 2014M tranches, all 2016 Option Rights, all Swiss Option Rights, all 2011 Share Rights and all 2014 Share Rights. A holder of Certificated Equity Instruments may only accept the Tender Offer in respect of Certificated Equity Instruments registered in his or her name in the Company’s register for such Certificated Equity Instruments on the date of acceptance of the Tender Offer. A holder of Certificated Equity Instruments must have a cash account in a financial institution operating in Finland or abroad.

Pohjola Bank will send a notification of the Tender Offer, including instructions and an Acceptance Form for Certificated Equity Instruments to all holders of Certificated Equity Instruments who are registered during the Offer Period in the registry of holders of Certificated Equity Instruments held by the Company. If the holders of Certificated Equity Instrument do not receive such notification and Acceptance Form from Pohjola Bank, or if the instructions and Acceptance Form cannot be sent because the address of the holder of the Certificated Equity Instrument is unknown, the holders of Certificated Equity Instruments can contact the call service of OP Financial Group at (+358) (0) 100 0500 for assistance.

Pledged Certificated Equity Instruments may only be tendered with the consent of the relevant pledgee. The obtaining of such consent shall be the responsibility of the relevant holder of Certificated Equity Instruments. The consent by the pledgee shall be delivered in writing together with the Acceptance Form.

A holder of Certificated Equity Instruments who wishes to accept the Tender Offer shall submit a properly completed and duly executed Acceptance Form for Certificated Equity Instruments to Pohjola Bank in accordance with the instructions that will be sent to such a holder of Certificated Equity Instruments together with the Acceptance Form and within the time limit set in the instructions, which may be prior to the expiry of the Offer Period.

The Acceptance Form shall be submitted so that it is received on or prior to the Expiration Date, subject to and in accordance with the instructions of Pohjola Bank. In the event of a Subsequent Offer Period, the acceptance form shall be submitted so that it is received during the Subsequent Offer Period, subject to and in accordance with the instructions of Pohjola Bank. Pohjola Bank may set a separate time limit for delivering the Acceptance Form that ends already before the expiry of the Offer Period.

The method of delivery of Acceptance Forms is at the option and risk of the holder of Certificated Equity Instruments, and the delivery will be deemed made only when actually received by Pohjola Bank. The Offeror reasonably reserves the right to reject any acceptance given in an incorrect or incomplete manner.

A holder of Certificated Equity Instruments that has validly accepted the Tender Offer may not sell or otherwise dispose of its tendered Certificated Equity Instruments. By accepting the Tender Offer the holder of Certificated Equity Instruments authorizes Pohjola Bank to sell their Certificated Equity Instruments to the Offeror in accordance with the terms and conditions of the Tender Offer.

1.5	Withdrawal Rights

In accordance with Chapter 11, Section 16, Subsection 1 of the Finnish Securities Market Act and Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, and Rule 14d-7 thereunder, the Equity Interests validly tendered in accordance with the terms and conditions of the Tender Offer may be withdrawn at any time on or before the Expiration Date and such withdrawal is permitted in respect of any or all Equity Interests so tendered. If this Tender Offer Document is supplemented in accordance with Chapter 11, Section 11 of the Finnish Securities Market Act and the Offer Period is continued as a result of such supplement, an acceptance of the Tender Offer may be withdrawn in accordance with this section until the end of the new Expiration Date of the continued Offer Period. After the Expiration Date, the Equity Interests already tendered may no longer be withdrawn.

Shares and Uncertificated Equity Instruments. The proper withdrawal of Shares and Uncertificated Equity Instruments requires that a written notice of withdrawal is submitted to the same account operator to whom the Acceptance Form for such Equity Interests was submitted. If the Acceptance Form with respect to such Equity Interests was submitted to a branch office of a cooperative bank belonging to the OP Financial Group or Helsinki OP Bank Plc, the notice of withdrawal must be submitted to the same branch office. If such Equity Interests are registered in the name of a nominee, the holder of such Equity Interests shall instruct the nominee to submit the notice of withdrawal.

If a holder of Shares or Uncertificated Equity Instruments withdraws its acceptance of the Tender Offer in accordance with the terms and conditions of the Tender Offer, the transfer restriction registered on the tendered Shares and

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

Uncertificated Equity Instruments in the relevant book-entry account will be removed as soon as possible and within approximately three (3) Finnish banking days following the receipt of a notice of withdrawal in accordance with the terms and conditions of the Tender Offer.

ADSs. The proper withdrawal of ADSs requires that a written, or facsimile transmission of, notice of withdrawal be received by the Depositary in a timely manner. The notice must specify the name of the person who tendered the ADS being withdrawn, the number of ADSs being withdrawn, the name and number of the account at DTC to be credited with the withdrawal of ADSs and the name of the registered holder, if different from that of the person who tendered the ADS.

Certificated Equity Instruments. The proper withdrawal of Certificated Equity Instruments requires that a written notice of withdrawal is submitted to Pohjola Bank plc in accordance with the instructions sent to holders of Certificated Equity Instruments together with the Acceptance Form for the Certificated Equity Instruments. The notice of withdrawal must be received on or before the Expiration Date.

Re-tendering. Withdrawn Equity Interests may be re-tendered by following the acceptance procedures described in Section 1.4—“Acceptance Procedure of the Tender Offer” above prior to the expiry of the Offer Period or, if the Offer Period has been extended, prior to the expiry of such extended Offer Period.

The account operator managing the relevant book-entry account or the nominee may charge a fee for withdrawals in accordance with its price lists.

In the event of a Subsequent Offer Period, the acceptance of the Tender Offer will be binding and cannot be withdrawn, unless otherwise provided under mandatory Finnish and/or United States law.

1.6	Announcement of the Results of the Tender Offer

The Offeror will announce the preliminary result with respect to the Offer Period on the first (1st) Finnish banking day following the Expiration Date. The preliminary result announcement will confirm (i) the initial percentage of the Equity Interests that have been validly tendered and not properly withdrawn and (ii) whether the Offeror will complete the Tender Offer and accept the Equity Interests tendered into the Tender Offer. As set forth in Section 1.2—“Conditions to Completion of the Tender Offer,” the Offeror’s obligation to consummate the Tender Offer is subject to the fulfilment or waiver by the Offeror of the Conditions to Completion, including the Minimum Condition, on or prior to the date of such preliminary result announcement. For the avoidance of doubt, the satisfaction of the Minimum Condition shall be determined based on the preliminary results with respect to the Offer Period.

The Offeror will announce the final result with respect to the Offer Period on or about the third (3rd) Finnish banking day following the Expiration Date. The final result announcement will confirm the final percentage of the Equity Interests that have been validly tendered into the Tender Offer and not properly withdrawn.

The Offeror will announce the initial percentage of the Equity Interests validly tendered during any Subsequent Offer Period on the first (1st) Finnish banking day following the expiry of the Subsequent Offer Period and the final percentage on or about the second (2nd) Finnish banking day following the expiry of the Subsequent Offer Period.

1.7	Terms of Payment and Settlement of Shares

If the Tender Offer is consummated, the sale and purchase of the Shares validly tendered and not properly withdrawn in accordance with the terms and conditions of the Tender Offer during the Offer Period will be executed on the fourth (4th) Finnish banking day following the Expiration Date. The sale and purchase of the Shares will take place on Nasdaq Helsinki unless prohibited by the rules applicable to securities trading on Nasdaq Helsinki. Otherwise the sale and purchase of the Shares will take place outside of Nasdaq Helsinki.

Settlement will be effected against payment, and the Closing Date of the Shares with respect to the Offer Period will occur, on or about the second (2nd) Finnish banking day following the execution of the sale and purchase of the Shares, or on or about the sixth (6th) Finnish banking day following the Expiration Date. Therefore the payment of the Share Offer Price will be made on such Closing Date into the bank account connected to the shareholder’s book-entry account or, in the case of shareholders whose holdings are registered in the name of a custodian or a nominee, into the bank account specified by the custodian or nominee. Actual time of receipt for the payment will depend on the schedules of money transactions between financial institutions and agreements between the shareholder and account operator or nominee in each case.

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

The Offeror will announce the terms of payment and settlement for the Shares tendered during any Subsequent Offer Period in connection with the announcement thereof. The sale and purchase of Shares validly tendered in accordance with the terms and conditions of the Tender Offer during the Subsequent Offer Period will be executed in intervals of approximately one (1) week.

The Offeror reserves the right to postpone the payment of the Share Offer Price if payment is prevented or suspended due to a force majeure event, but will immediately effect such payment once the force majeure event preventing or suspending payment is resolved.

1.8	Terms of Payment and Settlement of ADSs

The sale and purchase of the ADSs validly tendered and not withdrawn during the Offer Period in accordance with the terms and conditions of the Tender Offer will be executed no later than on the sixth (6th) Finnish banking day following the Expiration Date.

The Offeror will announce the terms of payment and settlement for the ADSs tendered during any Subsequent Offer Period in connection with the announcement thereof. The sale and purchase of ADSs validly tendered in accordance with the terms and conditions of the Tender Offer during the Subsequent Offer Period will be executed in intervals of approximately one (1) week.

The ADS Offer Price will be payable in U.S. dollars calculated by using the open market spot exchange rate for the U.S. dollar to euro on the nearest practicable day to the applicable Closing Date.

The Offeror reserves the right to postpone the payment of the ADS Offer Price if payment is prevented or suspended due to a force majeure event, but will immediately effect such payment once the force majeure event preventing or suspending payment is resolved.

1.9	Terms of Payment and Settlement of Option Rights, Share Rights and Warrants

Uncertificated Equity Instruments. The sale and purchase of the Uncertificated Equity Instruments, which comprise all 2011 Option Rights, the 2014 Option Rights in the 2014A tranche and all Warrants, validly tendered and not properly withdrawn in accordance with the terms and conditions of the Tender Offer during the Offer Period will be executed on the fourth (4th) Finnish banking day following the Expiration Date. The sale and purchase of the Uncertificated Equity Instruments will take place outside of Nasdaq Helsinki.

Settlement will be effected against payment, and the Closing Date of the Uncertificated Equity Instruments with respect to the Offer Period will occur, on or about the second (2nd) Finnish banking day following the execution of the sale and purchase of the Uncertificated Equity Instruments, or on or about the sixth (6th) Finnish banking day following the Expiration Date. Therefore the payment of the applicable Offer Price will be made on such Closing Date into the bank account connected to the book-entry account of the holder of the Uncertificated Equity Instruments or, in the case of holders whose holdings are registered in the name of a custodian or a nominee, into the bank account specified by the custodian or nominee. Actual time of receipt for the payment will depend on the schedules of money transactions between financial institutions and agreements between the holder and account operator, custodian or nominee in each case.

The Offeror will announce the terms of payment and settlement for the Uncertificated Equity Instruments tendered during any Subsequent Offer Period in connection with the announcement thereof. The sale and purchase of Uncertificated Equity Instruments validly tendered in accordance with the terms and conditions of the Tender Offer during the Subsequent Offer Period will be executed in intervals of approximately one (1) week.

The Offeror reserves the right to postpone the payment of the applicable Offer Price if payment is prevented or suspended due to a force majeure event, but will immediately effect such payment once the force majeure event preventing or suspending payment is resolved.

Certificated Equity Instruments. The sale and purchase of the Certificated Equity Instruments, which comprise the 2014 Option Rights in the 2014B, 2014C, 2014D and 2014M tranches, all 2016 Option Rights, all Swiss Option Rights,

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

all 2011 Share Rights and all 2014 Share Rights, validly tendered and not properly withdrawn in accordance with the terms and conditions of the Tender Offer during the Offer Period will be executed, and the Closing Date for the Certificated Equity Instruments with respect to the Offer Period will occur, on or about the sixth (6th) Finnish banking day following the Expiration Date.

The Offeror will make the payment of the applicable Offer Price for the relevant Certificated Equity Instruments on such Closing Date. Actual time of receipt for the payment depends on the schedules of money transactions between financial institutions and agreements between the shareholder and account operator or nominee in each case. Holders of Certificated Equity Instruments will be required to provide Pohjola Bank their bank account information and certain additional information specified in the instructions that will be sent to the holders of Certificated Equity Instruments together with their Acceptance Form.

The Offeror will announce the terms of payment and settlement for the Certificated Equity Instruments tendered during any Subsequent Offer Period in connection with the announcement thereof. The sale and purchase of Certificated Equity Instruments validly tendered in accordance with the terms and conditions of the Tender Offer during the Subsequent Offer Period will be executed in intervals of approximately one (1) week.

The Offeror reserves the right to postpone the payment of the applicable Offer Price if payment is prevented or suspended due to a force majeure event, but will immediately effect such payment once the force majeure event preventing or suspending payment is resolved.

1.10	Transfer of Ownership

Shares. Title to the Shares validly tendered in the Tender Offer will pass to the Offeror on the applicable Closing Date against the payment of the Share Offer Price by the Offeror to the tendering shareholder. In the event of a Subsequent Offer Period, title to the Shares validly tendered in the Tender Offer during the Subsequent Offer Period will pass to the Offeror against the payment of the Share Offer Price by the Offeror to the tendering shareholder as promptly as reasonably practicable following their tender.

ADSs. Title to the ADSs validly tendered in the Tender Offer will pass to the Offeror on the applicable Closing Date against the payment of the ADS Offer Price by the Offeror to the tendering ADS holder. In the event of a Subsequent Offer Period, title to the outstanding ADSs validly tendered in the Tender Offer during the Subsequent Offer Period will pass to the Offeror against the payment of the ADS Offer Price by the Offeror to the tendering ADS holder as promptly as reasonably practicable following their tender.

Option Rights, Share Rights and Warrants. Title to Option Rights, Share Rights and Warrants that are validly tendered in the Tender Offer will pass to the Offeror on the applicable Closing Date against the payment of the applicable Offer Price for the relevant Equity Interests by the Offeror to the tendering holder of such Equity Interests. In the event of a Subsequent Offer Period, title to Option Rights, Share Rights and Warrants validly tendered in the Tender Offer during the Subsequent Offer Period will pass to the Offeror against the payment of the applicable Offer Price for the relevant Equity Interests by the Offeror to the tendering holder of such Equity Interests as promptly as reasonably practicable following their tender.

1.11	Subsequent Offer Period

The Offeror reserves the right to commence a Subsequent Offer Period in connection with the announcement of the final result with respect to the Offer Period if the Tender Offer shall have been announced to be unconditional at that time. In the event of such Subsequent Offer Period, the Subsequent Offer Period will expire on the date and at the time determined by the Offeror in the final result announcement. The Subsequent Offer Period may extend beyond ten (10) weeks from the beginning of the original Offer Period (and, in the Offeror’s discretion, beyond June 19, 2016). Acceptance of Equity Interests tendered during the Subsequent Offer Period follows the procedures outlined in Section 1.4 – “Acceptance Procedure of the Tender Offer”. Except in the event of a supplement to the Tender Offer Document in accordance with Chapter 11, Section 11 of the Finnish Securities Market Act, no withdrawal rights are available during the Subsequent Offer Period, and payment for and acceptance of Equity Interests validly tendered during the Subsequent Offer Period will take place on a periodic basis in intervals of approximately one (1) week and payment will be effected by the Offeror no later than five (5) Finnish banking days after the end of the relevant one week interval. The Offeror will announce the terms of payment and settlement for the Equity Interests tendered during any Subsequent Offer Period in connection with the announcement thereof.

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

1.12	Transfer Tax and Other Payments

The Offeror will pay the Finnish transfer tax, if any, payable on the sale and purchase of Equity Interests. The Offeror will not, however, pay any Finnish transfer tax that is levied in addition to the aforementioned transfer tax solely because the Offer Price has to be paid to a person other than the person in whose name such Equity Interests have been registered. If the Offer Price has to be paid to a person other than the person in whose name the Equity Interests have been registered, the Offeror has the right to subtract from the Offer Price the amount of this additional transfer tax levied on the Offer Price, unless the person requesting the payment pays in advance to the Offeror the said transfer tax that is levied as a result of a payment to a person other than a registered holder of Equity Interests, or establishes to the satisfaction of the Offeror that such tax has been paid or is not payable.

The Offeror will not, however, be responsible for payment of such transfer tax, where the tax liability is based on the Finnish Tax Administration’s position on taxation of employment options stated in its guidance (record no. A186/200/2015). As further discussed in Section 1.14—“Material Finnish Income Tax Consequences,” such transfer tax liability with respect to employment based option arrangements arises at the moment when a subscription right is granted, but the amount of payable transfer tax can only be determined upon exercising the right (e.g. in connection with the Tender Offer).

Fees charged by account operators, asset managers, nominees or any other person for registering the release of any pledges or other possible restrictions preventing a sale of the relevant Equity Interests, as well as fees relating to a withdrawal of the tender by a holder of Equity Interests in accordance with Section 1.5—“Withdrawal Rights” above, will be borne by the holders of Equity Interests incurring such fees. The Offeror will be responsible for other customary fees relating to book-entry registrations required for the purposes of the Tender Offer, the sale and purchase of the Equity Interests tendered under the Tender Offer or the payment of the Offer Price.

In connection with a Subsequent Compulsory Redemption, if any, holders of ADSs will bear any fees and expenses charged by the depositary under the ADS deposit agreement.

1.13	Material United States Federal Income Tax Consequences

The following discussion is a summary of U.S. federal income tax consequences generally applicable to you if you are a U.S. Holder (as defined below) upon the tender of Equity Interests in the Tender Offer or an exchange of such securities for cash in connection with a Subsequent Compulsory Redemption, if any. For purposes of the discussion in this Section 1.13, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, proposed and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax consequences, consequences of the Medicare tax on net investment income or any state, local, or non-U.S. tax consequences of the Tender Offer or Subsequent Compulsory Redemption, if any. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to you in light of your individual investment circumstances or if you are a certain type of holder subject to special tax rules, including: (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Equity Interests as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares or Warrants in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10 percent or more of our voting stock, (ix) entities subject to the anti-inversion rules of Section 7874 of the Code or (x) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that all Option Rights and Share Rights held by a U.S. Holder were granted to the holder as compensation in exchange for services.

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

As used herein, a “U.S. Holder” is any beneficial owner of Equity Interests who or that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Equity Interests, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partners and the partnership. Any partner of a partnership holding Equity Interests is urged to consult its own tax advisor.

ALL HOLDERS OF EQUITY INTERESTS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF TENDERING THEIR EQUITY INTERESTS IN THIS TENDER OFFER OR EXCHANGING SUCH SECURITIES FOR CASH IN CONNECTION WITH A SUBSEQUENT COMPULSORY REDEMPTION IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences to U.S. Holders of Shares or Warrants

Assuming that each U.S. Holder holds its Shares and/or Warrants as capital assets within the meaning of Section 1221 of the Code, and subject to the rules described under “Passive Foreign Investment Company Considerations” and “Exchange of Foreign Currencies” below, the receipt of cash, either as consideration upon consummation of the Tender Offer or in connection with a Subsequent Compulsory Redemption, if any, will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who so exchanges Shares or Warrants for cash generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized and (ii) such U.S. Holder’s adjusted tax basis in the Shares or Warrants exchanged therefor. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” and “Exchange of Foreign Currencies” such gain or loss will be capital gain or loss and will be long-term if such U.S. Holder has held such Shares or Warrants for more than one year.

Passive Foreign Investment Company Considerations

There can be no assurance that the Company was not a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) for its taxable year ended December 31, 2015 or in previous taxable years. In addition, the Company’s PFIC status is tested each year and is dependent on the composition of its assets and income and the value of its assets from time to time. Because the Company currently holds, and has stated that it expects to continue to hold, a substantial amount of cash and other passive assets, and because the value of our assets is uncertain and likely to fluctuate over time, there can be no assurance that the Company will not be a PFIC for 2016.

In general, the Company will be classified as a PFIC in any taxable year if either (a) the average quarterly value of its gross assets that produce passive income or are held for the production of passive income is at least 50 percent of the average quarterly value of our total gross assets (the “asset test”) or (b) at least 75 percent of its gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, the Company will be treated as owning its proportionate share of the assets and earning its proportionate share of the income in any other corporation in which it owns, directly or indirectly, at least 25 percent (by value) of the stock. For purposes of the asset test: (a) any cash and cash invested in short-term, interest bearing debt instruments or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income and (b) the relevant legislative history indicates that it is generally permissible to determine the total value of the Company’s assets based on the Company’s market capitalization.

If the Company is a PFIC for the current taxable year or has been a PFIC during any prior year in which a U.S. Holder held Shares and you have not made a valid mark-to-market election or qualified electing fund election (a “QEF Election”) (discussed below), any gain recognized by you on the disposition of a Share generally (a) would be allocated ratably to each day in your holding period for the Share, (b) the amount allocated to the current year and any tax year

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to each other taxable year would be subject to tax at the highest applicable marginal rate in effect for that year and (d) an interest charge at the rate for underpayments of taxes would be imposed on the resulting tax allocated to such period. A U.S. Holder of Warrants is likely taxed in a manner similar to a U.S. Holder of Shares if the holder realizes gain on the sale of the Warrants. If you exercise Warrants to purchase Shares and the rules described above apply to such Warrant, the holding period over which any income realized is allocated would include the holding period of the Warrants. Holders of Warrants are urged to consult with their own tax advisors regarding the application of the PFIC rules with respect to the disposition of their Warrants.

If the Company was a PFIC in any year in which a U.S. Holder held Shares and certain conditions relating to the regular trading of Shares have been met in the past, a U.S. Holder of Shares may have been able to make a so-called “mark-to-market” election with respect to their Shares. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder as a result of the disposition of Shares in this Tender Offer (or a Subsequent Compulsory Redemption) would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any). It is not clear under current law whether the mark-to-market election is available with respect to the Warrants. Holders of Warrants should consult their own tax advisors regarding the availability of such an election.

If the Company is or was a PFIC for any year and you have made a QEF Election with respect to the Company and any lower-tier PFIC in the first taxable year that the Company and each lower-tier PFIC are treated as PFICs with respect to you and maintained the election for each following year, you will be currently taxable on your pro rata share of the relevant PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. Your tax basis in your Shares is increased by an amount equal to any income included under the QEF Election and decreased by any amount distributed on the Shares that is not included in your income. On the disposition of the Shares in the Tender Offer, you will recognize capital gain or loss on the disposition of Shares in an amount equal to the difference between the amount realized and your adjusted tax basis in the Shares, as determined in U.S. dollars. You should consult your tax advisor regarding the ability to make a QEF Election in your particular circumstances.

You may not make a QEF Election with respect to your Warrants. As a result, if the Company was a PFIC at any time during the period that you held Warrants, any gain recognized by you upon the sale or other disposition of a Warrant (other than upon exercise of a Warrant) will likely be subject to the ordinary income allocation and interest charge rules described above.

If the Company is a PFIC for the current taxable year or has been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and you should consult your own tax advisors regarding the applicable consequences of tendering your Shares or Warrants in the Tender Offer if we are a PFIC or have been a PFIC during any prior year in which you held Shares or Warrants.

Exchange of Foreign Currencies

A U.S. Holder that receives foreign currency on a sale of Equity Interests generally will realize an amount of gain or loss (or ordinary income in the case of Option Rights or Share Rights, as described below) based on the U.S. dollar value of the foreign currency on the date of the sale. Any gain or loss recognized on the subsequent sale, conversion or disposition of such foreign currency will be U.S. source ordinary income or loss. However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. Holder, a cash basis or electing accrual basis U.S. Holder should not recognize any gain or loss on such conversion. An accrual basis U.S. Holder that holds Shares will realize an amount equal to the U.S. dollar value of Shares on the date the tender is accepted. Such U.S. Holder will then recognize a gain or loss, if any, measured by the difference between the U.S. dollar value of the applicable Offer Price on the date the tender is accepted, and the U.S. dollar amount actually received on the date of payment. The recognized gain or loss, if any, will be ordinary income or loss, and will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

In general, any foreign currency loss will be treated as a “reportable transaction” for U.S. federal income tax purposes to the extent that the amount of the loss equals or exceeds certain threshold amounts (USD 50,000 in the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, and USD 10 million in the case of corporate taxpayers). You should consult your own tax advisor concerning the application of the reportable transaction regulations to the Tender Offer, including any requirement to file IRS Form 8886.

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

Consequences of the Tender Offer to U.S. Holders of Option Rights or Share Rights

The receipt of cash in exchange for your Option Rights and Share Rights pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Option Rights and Share Rights pursuant to the Tender Offer will be treated as ordinary compensation income to the person who was originally granted the Option Rights or Share Rights, and the amount payable to you in the Tender Offer or in connection with Subsequent Compulsory Redemption, if any, may be subject to U.S. federal, and possibly also state and local, withholding (including payroll taxes) owed by the original grantee. You should consult your tax advisor regarding the consequences of tendering Option Rights or Stock Rights in the Tender Offer given your own circumstances including under the rules described above.

Information Reporting and Backup Withholding

You may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Tender Offer (or in connection with a Subsequent Compulsory Redemption, if any).

Backup Withholding

Under the backup withholding rules, a holder of Equity Interests that is a U.S. Person may be subject to backup withholding unless such holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. If such holder does not provide a correct taxpayer identification number, such holder may also be subject to penalties imposed by the IRS. Holders should consult their tax advisors regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

A tendering holder that is a U.S. Person generally is required to provide a correct Taxpayer Identification Number (“TIN”) on IRS Form W-9, which is available on the IRS’s website at https://www.irs.gov/, and to certify, under penalties of perjury, that such number is correct and that such holder is not subject to backup withholding of U.S. federal income tax. If a tendering holder that is a U.S. Person is subject to backup withholding, such holder must cross out Item (2) of Part II of IRS Form W-9. If the correct TIN is not provided, then the holder may be subject to a penalty imposed by the IRS and backup withholding of payments to the holder pursuant to the Tender Offer. See the instructions to IRS Form W-9 for additional information regarding qualifying for an exemption from backup withholding. Holders are advised to consult their respective tax advisors as to their qualifications for obtaining an exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Persons (including, among others, certain corporations) are not subject to backup withholding. Exempt holders should furnish their TIN, check the “Exempt payee” box on the IRS Form W-9 and sign, date and return the IRS Form W-9 in order to avoid erroneous backup withholding. See the instructions to the IRS Form W-9, which are available on the IRS’s website at https://www.irs.gov/.

The TIN of a holder that is a U.S. Person will generally be the Social Security number or employer identification number of such holder. If such holder holds the Equity Interests in more than one name or if the Equity Interests are not in the name of the actual owner, please consult the instructions to the IRS Form W-9 for additional guidance on which number to report. If the Offeror has reason to know that the tendering holder is a U.S. Person and the tendering holder does not provide a TIN by the time of payment, a portion of all payments of the purchase price may be subject to backup withholding as described below.

If backup withholding applies with respect to a holder, a portion (currently, 28%) of any payment made to such holder is required to be withheld and paid over to the IRS. Backup withholding is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS if required information is timely furnished to the IRS.

IF YOU ARE A U.S. PERSON, FAILURE TO COMPLETE AND RETURN THE IRS FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE TENDER OFFER. PLEASE REVIEW THE INSTRUCTIONS TO THE IRS FORM W-9 FOR ADDITIONAL DETAILS.

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS

NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

Other Information Reporting

Certain U.S. Holders may be required to report information with respect to their investment in Equity Interests not held through a custodial account with a financial institution to the IRS. The Code also imposes penalties if a U.S. Holder is required to report such information to the IRS and fails to do so. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Equity Interests.

1.14	Material Finnish Income Tax Consequences

The following summary is based on the tax laws in force and taxation practice in Finland as of the date hereof. Changes in Finnish tax laws and taxation practice may affect, also retroactively, the application of the tax rules discussed in this summary. The following summary is not exhaustive and it concentrates only on certain general aspects of the taxation of Biotie shareholders and holders of Option Rights, Share Rights and Warrants under the Finnish law. The summary does not explain or take into account the legislation of other jurisdictions than Finland.

The following summary does not cover tax consequences related to Biotie shareholders and holders of Option Rights, Share Rights and Warrants under special provisions, including, for instance, income tax-exempt entities, sole proprietorships, partnerships and limited partnerships. Neither does the summary cover (i) the tax consequences of shareholders or holders of Option Rights, Share Rights and Warrants subject to tax in Finland based on the applicability of Finnish CFC regulation or (ii) the Finnish inheritance or gift taxation implications.

ALL HOLDERS OF EQUITY INTERESTS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF TENDERING THEIR EQUITY INTERESTS IN THIS TENDER OFFER OR EXCHANGING SUCH SECURITIES FOR CASH IN CONNECTION WITH A SUBSEQUENT COMPULSORY REDEMPTION IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF FINNISH TAXATION LAWS.

The following summary is based on: (i) The Income Tax Act (1535/1992 as amended); (ii) The Business Income Tax Act (360/1968 as amended); and (iii) The Transfer Tax Act (931/1996 as amended).

In addition, relevant Finnish case law as well as decisions and statements made by the Finnish tax authorities in effect and available as of the date hereof have been taken into account.

General

Residents and non-residents persons in Finland are treated differently in taxation. Tax residents in Finland are obliged to pay tax for their worldwide income. Non-residents are obligated to pay tax only for their income from Finland. Additionally, non-residents in Finland are obligated to pay tax on the income from a permanent establishment located in Finland. The double tax treaties entered into by Finland may prevent the application of Finnish domestic legislation and prevent taxation of income received from Finland by a non-resident.

An individual is deemed resident in Finland for tax purposes when such an individual stays in Finland for a continuous period exceeding six (6) months with only short and temporary absences or has his main abode and home in Finland. A Finnish citizen who has moved abroad is deemed resident until three (3) years have elapsed from the end of the year during which he or she left the country, unless he or she proves that no more substantial ties to Finland exist on his part during the tax year concerned. The earned income, including salary, of a Finnish tax resident individual is taxed at a progressive rate. Capital income is currently taxed at 30 percent rate. However, if the total amount of capital income accrued during a calendar year exceeds EUR 30,000, the excess is taxed at a rate of 34 percent. Corporate entities established under the Finnish legislation are generally liable to tax in Finland and therefore liable to tax in Finland on their worldwide income. The corporate income tax rate is currently 20 percent.

Taxation of the profits accrued on the sale of the Shares, Option Rights, Share Rights and Warrants

Taxation of Finnish Resident Individuals

The capital gain accrued on the sale of Shares, Option Rights, Share Rights and Warrants is taxed as capital income of Finnish tax resident individuals. However, please note the rules regarding employment based option arrangements provided in the section 66.3 of the Income Tax Act explained below, which affect the taxation of the received benefit to be generally taxed as earned income. According to the rules in force since the beginning of 2016, capital loss generated from the sale of the Shares, Option Rights, Share Rights and Warrants is tax deductible from all capital

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

income. This applies to capital losses arising during or after the year 2016. Those capital losses which are accrued prior to 2016 are deductible only from capital gains and not from all capital income. Capital losses may be deducted during the same tax year and during the five (5) following tax years. Capital losses are not taken into account when confirming the amount of tax credit for capital loss.

Notwithstanding the above, capital gains arising from the sale of assets are exempt from tax provided that the proceeds of all assets sold by the resident individual during the calendar year do not, in the aggregate, exceed EUR 1,000 (not including proceeds from a sale of assets that is tax-exempt pursuant to Finnish tax laws). Correspondingly, capital losses are not tax deductible if (i) the acquisition cost of all assets sold during the calendar year does not, in the aggregate, exceed EUR 1,000 and (ii) the proceeds of all assets sold by the resident individual during the calendar year do not, in the aggregate, exceed EUR 1,000. If the sale of the Shares, Option Rights, Share Rights and Warrants relates to the seller’s business, the income received from the sale shall be divided so as to be taxed partially as earned income at the progressive rate and partially as capital income at 30/34 rate. Losses accrued in business are deducted as described below in connection with “Taxation of Finnish Corporations”.

Any capital gain or loss is calculated by deducting the original acquisition cost and sales related expenses from the sales price. Alternatively, individuals may, instead of deducting the actual acquisition costs, choose to apply a so-called presumptive acquisition cost, which is equal to 20 percent of the sales price or, if the shares have been held for at least ten years, 40 percent of the sales price. If the presumptive acquisition cost is used instead of the actual acquisition cost, any sales related expenses are deemed to be included therein and, therefore, may not be separately deducted from the sales price.

The abovementioned rules regarding the taxation of capital gains and losses are not applicable to instruments which are regarded as employment based option rights under the section 66.3 of the Income Tax Act. For instance, such instruments can be option rights received on the basis of an incentive program where the option right has not yet been used to subscribe for shares. According to the rules on taxation of employment based option rights, the disposal of the option right is considered as an exercise of the option and the benefit received from the disposal is taxed as earned income of the employee at the progressive rate. If the employee has already subscribed for shares according to the terms and conditions of the incentive program, the disposal of said shares is taxed as capital gain or loss as described above.

Taxation of Finnish Corporations

Finnish corporations are liable to tax on their worldwide income. The taxable income of a Finnish corporation is defined separately for business activities, agriculture and other activities. The sales price of Shares, Option Rights, Share Rights and Warrants is usually regarded as the taxable income of the business activities or other activities of a corporation. The income from both sources is taxable at the flat tax rate of 20 percent. The capital gain and loss are calculated by deducting original acquisition cost and sales related expenses from the sales price. The undepreciated acquisition cost of the disposed instruments is deductible from the income of the source that the disposed Shares, Option Rights, Share Rights and Warrants belonged to for the corporation. The possible loss accrued from the disposal of Shares, Option Rights, Share Rights and Warrants belonging to the business income source may be deducted from other income of the business income source. The tax loss carry forwards of business may be deducted from business income during the following ten (10) tax years. Capital losses belonging to the other income source are tax deductible during the same year or the following five (5) years.

As an exception to the above, the capital gains received by a corporation from the disposal of the shares that belong to its business activities, which the corporation has continuously owned for a minimum period of one year and which entitle it to at least 10 percent of the share capital of the company owned, may be tax exempt under certain conditions. Capital losses arising from the disposal of the said shares are not deductible in taxation. The losses incurred from the disposal of shares belonging to the business activities and which may not be disposed tax free, are deductible in taxation only from profits accrued from the disposal of shares belonging to the business activities during the tax year and following five (5) years.

Taxation of Non-residents

Non-residents who are not generally liable for tax in Finland usually will not be subject to Finnish taxes on capital gains realized on the sale of shares or subscription rights of a Finnish company, unless the non-resident taxpayer is deemed to have a permanent establishment for income tax purposes in Finland and the shares are considered as assets of that

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

permanent establishment. In addition, non-resident holders of employment based option rights, as described in the section 66.3 of the Income Tax Act, are liable to tax in those situations and only to the extent that the benefit received from the disposal of the option right is accrued from the time the employee worked mainly in Finland on behalf of a Finnish employer. The benefit received shall be taxed as earned income. However, a double taxation treaty applicable to the situation may limit the right to the tax in Finland.

Transfer Tax

Transfer tax is generally not payable on the transfer of securities subject to public trading against fixed cash consideration. The transaction is not subject to transfer tax provided that an investment service company or a foreign investment service company or another investment service provider, as defined in the Finnish Act on Investment Services (747/2012, as amended), is brokering or serving as a party to the transaction or that the transferee has been approved as a trading party in the market where the transfer is executed. If the broker or other party to the transfer is not a Finnish investment firm, Finnish credit institution or Finnish branch or office of a foreign investment firm or credit institution, the transfer will be tax exempt provided that the transferee liable for tax notifies the Finnish tax authorities of the transfer within two months thereof or the broker submits an annual declaration concerning the transfer to the Finnish Tax Administration as set forth in the Act on Assessment Procedure. Tax exemption does not apply to transfers executed as equity investments or distribution of funds or to transfers in which consideration comprises in full or in part of work performed, or to certain other transfers set out in the Transfer Tax Act.

The buyer is liable to pay transfer tax amounting to 1.6 percent of the transaction price in transfers of Shares, Option Rights, Share Rights and Warrants that do not fulfil the above criteria but which are regarded as securities in the light of Transfer Tax Act, such as option rights and other special rights under the Finnish Companies Act entitling to subscription of shares. If the buyer is not generally liable for tax in Finland or if the buyer is not a foreign credit institution’s or investment firm’s or management company’s Finnish branch, the seller must charge the tax from the buyer. If the broker is a Finnish stockbroker or a credit institution or a foreign stockbroker’s or credit institution’s Finnish branch, it is liable to charge the transfer tax from the buyer and give an account thereof to the buyer. If neither party to the transaction is generally liable for tax in Finland or if neither party to the transaction is a foreign credit institution’s, investment firm’s or management company’s Finnish branch or office, transfer tax will not be payable on the transfer (excluding transfers of qualified real estate company shares). No transfer tax is levied if the amount of the tax is less than EUR 10.

In addition, the employees taking part in the incentive programs of the Company shall take into account the current view of the Finnish Tax Administration regarding transfer tax liability of employment based option rights and its realization in connection with the disposal of rights. The received option rights and other special rights under the Finnish Companies Act entitling to subscription of shares, such as the share units granted in connection with the share award plan, are primarily considered as subscription rights under the Transfer Tax Act, i.e. for the purposes of transfer taxation they are viewed as securities. The transfer tax liability with respect to employment based option arrangements arises at the moment when the subscription right is granted, but the amount of payable transfer tax can only be determined upon exercising the right.

1.15	Certain Effects of the Tender Offer

Market for the Shares and ADSs. The purchase of Shares and ADSs by the Offeror pursuant to the Tender Offer will reduce the number of holders of Shares and ADSs and the number of Shares and ADSs that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares and ADSs held by persons other than the Offeror. The Offeror cannot predict whether the reduction in the number of Shares or ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or ADSs or whether such reduction would cause future market prices to be greater or less than the prices offered in this Tender Offer.

Stock Quotation. The Shares are quoted on Nasdaq Helsinki and the ADSs are quoted on Nasdaq US. Upon consummation of the Tender Offer, depending upon the aggregate market value and the number of Equity Interests not purchased pursuant to the Tender Offer or any subsequent open market or privately negotiated purchases, as well as the number of public securityholders, the ADSs may no longer meet the quantitative requirements for continued listing on Nasdaq US and the Shares and ADSs may become eligible for deregistration under the Exchange Act. We intend to apply for such deregistration and delist the ADSs from Nasdaq US.

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

In addition, once we own all of the Equity Interests, it is our intention that the Company will apply for termination of public trading of Shares on the Nasdaq Helsinki and delist the Shares from Nasdaq Helsinki.

According to the published guidelines of the Financial Industry Regulatory Authority, the ADSs might no longer be eligible for continued inclusion in Nasdaq US if, among other things, the number of publicly-held ADSs falls below 500,000, the aggregate market value of the publicly-held ADSs is less than USD 1 million, or there are fewer than three market makers for the ADSs. ADSs held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10 percent or more of the ADSs, ordinarily will not be considered to be publicly-held for this purpose.

If the Shares cease to be listed on the Nasdaq Helsinki or the ADSs cease to be listed on the Nasdaq US, the market for the Shares and ADSs could be adversely affected. It is possible that the Shares or ADSs would be traded on other securities exchanges (with trades published by such exchanges), The Nasdaq Capital Market, the OTC Bulletin Board or in a local or regional over–the–counter market. The extent of the public market for the Shares and ADSs and the availability of such quotations would, however, depend upon the number of holders of Shares and ADSs and the aggregate market value of the Shares and ADSs remaining at such time, the interest in maintaining a market in the Shares and ADSs on the part of securities firms, the possible termination of registration of the ADSs under the Exchange Act and other factors.

Exchange Act Registration. The Shares and the ADSs currently are registered under the Exchange Act. The purchase of the Shares and the ADSs pursuant to the Tender Offer may result in the Shares and the ADSs becoming eligible for deregistration under the Exchange Act. Registration of the Shares and the ADSs may be terminated by the Company upon application to the SEC if the outstanding ADSs are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of the Shares and the ADSs that are U.S. residents.

We intend to seek to cause the Company to apply for termination of registration of the Shares and the ADSs as soon as possible after consummation of the Tender Offer if the requirements for termination of registration are met. Termination of registration of the Shares and the ADSs under the Exchange Act would reduce the information required to be furnished by the Company to the holders of Equity Interests and to the SEC and would make certain provisions of the Exchange Act no longer applicable with respect to the Shares and the ADSs. In addition, if the Shares and the ADSs are no longer registered under the Exchange Act, the requirements of Rule 13e–3 with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to

Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated.

If registration of the Shares and the ADSs is not terminated prior to any Subsequent Compulsory Redemption, then the registration of the Shares and the ADSs under the Exchange Act will be terminated following completion of the Subsequent Compulsory Redemption.

1.16	Certain Legal Matters; Regulatory Approvals; Description of SEC Relief

General. Except as described in this Section 1.16, the Offeror is not aware of any pending legal proceeding relating to the Tender Offer. Except as described in this Section 1.16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Offeror is not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by the Offeror’s acquisition of Equity Interests as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Equity Interests by the Offeror as contemplated herein. Should any such approval or other action be required, the Offeror currently contemplates that, except as described below under “Takeover Statutes,” such approval or other action will be sought. While the Offeror does not currently intend to delay acceptance for payment of Equity Interests tendered pursuant to the Tender Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, or certain parts of the Company’s business might not have to be disposed of, any of which could cause the Offeror to elect to terminate the Tender Offer without the purchase of Equity Interests thereunder under certain conditions. See Section 1.2—“Conditions to Completion of the Tender Offer.”

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

U.S. State Takeover Statutes. A number of U.S. states (including Delaware) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein (“State Takeover Laws”).

The Offeror is not aware of any State Takeover Laws that are applicable to the Tender Offer or potential Subsequent Compulsory Redemption and has not attempted to comply with any such State Takeover Laws. If any government official or third party should seek to apply any such State Takeover Law to the Tender Offer or potential Subsequent Compulsory Redemption or other business combination between the Offeror or any of its affiliates and the Company, the Offeror will take such action as then appears desirable, which action may include challenging the applicability or validity of such State Takeover Law in appropriate court proceedings. In the event it is asserted that one or more State Takeover Laws is applicable to the Tender Offer or potential Subsequent Compulsory Redemption and an appropriate court does not determine that it is inapplicable or invalid as applied to the Tender Offer or potential Subsequent Compulsory Redemption, as applicable, the Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Equity Interests, and the Offeror might be unable to accept for payment or pay for Equity Interests tendered pursuant to the Tender Offer, or be delayed in continuing or consummating the Tender Offer or potential Subsequent Compulsory Redemption. In such case, the Offeror may not be obligated to accept for payment or pay for any tendered Equity Interests. See Section 1.2—“Conditions to Completion of the Tender Offer.”

U.S. Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated until certain information and documentary material have been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Offeror’s acquisition of the Equity Interests in the Tender Offer.

Under the HSR Act, the purchase of Equity Interests in the Tender Offer may not be completed until the expiration of a 15–calendar–day waiting period which began when the Offeror filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division on January 29, 2016. The required waiting period with respect to the Tender Offer expired at 11:59 p.m., New York City Time, on February 16, 2016.

We believe that the only material regulatory filing required to consummate the Tender Offer is the filing of the Premerger Notification and Report Form pursuant to the HSR Act.

SEC No Action Relief. We have been granted no action and/or exemptive relief by the SEC from certain of its otherwise applicable rules to allow the Tender Offer to proceed in the manner described in this Tender Offer Document. In particular, the SEC has granted the following:

•	relief from the provisions of Rule 14e-1(d) under the Exchange Act to permit the Offeror to announce the preliminary results and any extension of the Offer Period on the next Finnish banking day after the Expiration Date;

•	relief from the provisions of Rule 14e-1(c) and Rule 14d-11(c) under the Exchange Act to permit the Offeror to tender payment for the tendered Equity Interests within six (6) Finnish banking days after the Expiration Date (and within nine (9) Finnish banking days for Option Rights and Share Rights that are held in certificated form) and to commence a Subsequent Offer Period while settling the initial offering in this manner;

•	relief from the provisions of Rule 14d-11(d) under the Exchange Act to permit the Offeror to commence a Subsequent Offer Period on the next Finnish banking day following the announcement of the final results with respect to the Offer Period; and

•	relief from the provisions of Rule 14d-11(e) under the Exchange Act to permit the Offeror to accept the Equity Interests tendered during a Subsequent Offer Period period on a periodic basis (approximately every week) and to pay for such Equity Interests within five (5) Finnish banking days after the end of each weekly settlement, in accordance with Finnish law and customary Finnish market practice.

THE TENDER OFFER DESCRIBED IN THIS RELEASE HAS NOT YET COMMENCED AND THIS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES.

1.17	Dividends and Distributions

As discussed in Section 3.4—“Summary of the Combination Agreement—Undertakings” of the Tender Offer Document, the Combination Agreement provides that from the date of the Combination Agreement to the Closing Date, without the prior written approval of the Offeror, the Company will not, and will not allow its subsidiaries to make or implement any dividends, changes in capitalization, transfer or encumbrance of treasury shares or grant, transfer or disposal of any option rights for shares in the Company.

1.18	Other Issues

The Offeror reserves the right to amend the terms and conditions of the Tender Offer in accordance with Chapter 11, Section 15, Subsection 2 of the Finnish Securities Market Act and other applicable law, including U.S. tender offer rules, and subject to the terms and conditions of the Combination Agreement and this Tender Offer Document.

Subject to the Combination Agreement, the Offeror reserves the right to extend the Offer Period and to amend the terms and conditions of the Tender Offer (including a potential withdrawal of the Tender Offer) in accordance with Chapter 11, Section 17 of the Finnish Securities Market Act if, during the Offer Period or any Subsequent Offer Period, a third party announces a competing public tender offer for the Equity Interests.

The Offeror will have sole discretion to determine all other issues relating to the Tender Offer, subject to the requirements of applicable Finnish and United States law and subject to the Combination Agreement.

The Tender Offer will not be made directly or indirectly in any jurisdiction where prohibited by applicable law or where any document, registration or other requirement would be necessary in addition to those required by the applicable law in Finland and the United States.

This Tender Offer Document and related materials, including the Letter of Transmittal and Acceptance Forms, will not and may not be distributed, forwarded or transmitted into or from any jurisdiction where prohibited by applicable law by any means whatsoever including, without limitation, mail, facsimile transmission, e-mail or telephone. In particular, the Tender Offer is not being made, directly or indirectly, in or into, Canada, Japan, Australia, South Africa or Hong Kong or any other jurisdiction where prohibited by law. The Tender Offer cannot be accepted by any such use, means or instrumentality or from within Canada, Japan, Australia, South Africa or Hong Kong or any other jurisdiction where prohibited by law.

No person has been authorized to give any information or to make any representation on behalf of the Offeror not contained herein, in the Letter of Transmittal or in the Acceptance Forms and, if given or made, such information or representation must not be relied upon as having been authorized.